Exhibit 99.1

Media Contact:
Robert Siegel
TerreStar Corporation/TerreStar Global
703.483.7802
robert.siegel@terrestar.com

TerreStar Global Announces Capital Raise

Reston, VA, August 13, 2007 - TerreStar Global Ltd. (“TerreStar Global”), a majority-owned subsidiary of TerreStar Corporation (formerly Motient Corporation) (“TerreStar”) , announced today that it intends to offer securities in a private offering. While neither the terms of the securities nor the amount of the proposed financing have been determined, TerreStar anticipates that the ultimate effect of the financing will be to dilute its ownership interest in TerreStar Global to below 50%. There can be no assurance that the financing will be completed. TerreStar Global intends to use the net proceeds from the offering to commence the construction of its satellite, TerreStar-EUR, to secure European 2 GHz MSS S-band spectrum through participation in the European milestone review process, and for general corporate purposes.

TerreStar Global’s private offering, which is subject to market and other customary conditions, will be made within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act. The securities have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

This announcement is neither an offer to sell nor a solicitation of an offer to buy TerreStar Global securities.

About TerreStar Global Ltd.

TerreStar Global Ltd., a majority-owned subsidiary of TerreStar Corporation (formerly Motient Corporation) , plans to develop, build and operate an all internet protocol-based integrated satellite and terrestrial communications network to provide mobile communication services throughout Europe.

About TerreStar Corporation

TerreStar Corporation (formerly Motient Corporation) is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on TerreStar, please visit the company’s website at www.motient.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results.

We assume no obligation to update or supplement such forward-looking statements.

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